EXHBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), made and entered into as of March 31, 2006, is by and between Measurement Specialties, Inc., a New Jersey corporation (the “Company”), and Frank Guidone (the “Executive”). The Company and the Executive are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Executive has been acting as Chief Executive Officer of the Company since June 2002, initially on an interim basis pursuant to an agreement dated May 13, 2002 with Corporate Revitalization Partners, LLC (“CRP”), of which Executive is a principal, and subsequently on a leased basis pursuant to an engagement agreement dated as of April 1, 2003 (the “Engagement Agreement”) with Four Corners Capital Partners LP (“Four Corners”), of which Executive is also a principal; and

WHEREAS, the Parties desire that Executive continue to serve in the capacity of Chief Executive Officer of the Company and believe that is it appropriate and in the best interests of the Company that Executive be engaged directly by the Company as an executive employee on the terms and conditions set forth herein; and

WHEREAS, the Parties intend that upon their execution of this Agreement, this Agreement shall supersede and replace the Engagement Agreement as well as that certain Noncompetition Agreement dated as of April 1, 2003 between the Company and the Executive (the “Noncompetition Agreement”), and shall be the sole agreement governing the terms of and relating to the employment of the Executive by the Company;

NOW, THEREFORE, the Parties hereto, in consideration of the foregoing recitals and the mutual covenants and promises set forth herein, do hereby agree as follows:

1.    Definitions

As used herein, the following terms have the following meanings:

“Agreement” means this Agreement.

“Board” means the Board of Directors of the Company.

“Change of Control” means (i) any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary; (ii) any merger, consolidation, conversion transaction or reorganization of the Company with or into any other entity or entities that results in the conversion or exchange of outstanding Common Stock (or any securities into which such Common Stock may be converted or exchanged) of the Company for securities issued or other consideration paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger of the Company with or into another entity that does not result in the holders of Common Stock immediately prior to the consummation of such transaction ceasing to own a majority of the voting securities of the entity surviving or resulting from the merger); or (iii) any sale, transfer or disposition of all or substantially all of the property or assets of the Company. For purposes of the immediately preceding sentence, sale, transfer or disposition of substantially all of the property or assets of the Company shall mean the sale of property or assets, in a single transaction or a series of related transactions, having a value in excess of 50% of the value of assets reflected on the balance sheet of the Company immediately prior to the first such sale.

“Annual Salary” has the meaning given such term in Section 5 of this Agreement.

“Bonus Plan” has the meaning given such term in Section 6 of this Agreement.

“Cause” has the meaning given such term in Section 9 of this Agreement.

“Company” has the meaning given such term in the Recitals to this Agreement.

“CRP” has the meaning given such term in the Recitals to this Agreement.

“Disability” has the meaning given such term in Section 10 of this Agreement.

“Engagement Agreement” has the meaning given such term in the Recitals to this Agreement.

“Executive” has the meaning given such term in the Recitals to this Agreement.

“Four Corners” has the meaning given such term in the Recitals to this Agreement.

“Good Reason” has the meaning given such term in Section 9 of this Agreement.

“Guaranteed Bonus” has the meaning given such term in Section 6 of this Agreement.

“Initial Term” has the meaning set forth in Section 2 of this Agreement.

“Noncompetition Agreement” has the meaning given such term in the Recitals to this Agreement.

“Option” has the meaning given such term in Section 7 of this Agreement.

“Option Agreement” has the meaning given such term in Section 7 of this Agreement.

“Option Plan” has the meaning given such term in Section 7 of this Agreement.

“Renewal Term” has the meaning set forth in Section 2 of this Agreement.

“Subsidiary” or “Subsidiaries” means any entity at least a majority of whose voting securities is at the time owned by the Company or one of the Company’s Subsidiaries.

“Term” has the meaning set forth in Section 2 of this Agreement.

2.    Term of Employment

The service of Executive pursuant to this Agreement shall commence effective as of March 30, 2006 and continue until March 31, 2008 (the “Initial Term”) unless sooner terminated in accordance with the provisions of this Agreement. Notwithstanding the foregoing, this Agreement shall be automatically renewed for successive one-year terms (each, a “Renewal Term,” and all Renewal Terms together with the Initial Term, the “Term”) unless either Party gives written notice to the other, not less than sixty (60) days prior to the end of the Initial Term or any Renewal Term, as the case may be, of such Party’s intention not to renew this Agreement.

3.    Duties of Executive

Executive shall serve as the Chief Executive Officer of the Company during the Term, and in connection therewith shall perform the services and duties attendant to such office as set forth herein or in the Bylaws of the Company, subject in all respects to the direction and supervision of the Board, provided that such services and duties are consistent with the normal and customary responsibilities of a Chief Executive Officer and that Executive retains the title of Chief Executive Officer.

4.    Exclusive Services and Best Efforts

The Parties agree that Executive will devote substantially all of his business time, his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position; provided that nothing herein shall prevent Executive from (i) engaging in investment activities on behalf of himself or his family or (ii) engaging in religious, charitable or other community or nonprofit activities.

5.    Compensation

In consideration of the services to be provided by Executive hereunder, the Company shall pay Executive a salary of $450,000 per year during the Initial Term (“Annual Salary”), payable in arrears in approximately equal bi-weekly installments in accordance with the Company’s customary payroll practices, subject to the following two sentences. Increases in such Salary may be decided by the Board in its sole discretion after taking account of, among other things, performance and compensation for similar positions in the Company’s geographic region. The Salary shall be reviewed by the Board for increase (but not decrease) not less frequently than on an annual basis (including, without limitation, with respect to the second year of the Initial Term and any Renewal Term).

6.    Bonus

In addition to the Salary payable pursuant to Section 5 above, Executive shall, with respect to the first year of the Initial Term, receive a guaranteed bonus in the amount of $50,000 (the “Guaranteed Bonus”), payable upon execution of this Agreement by the Parties. Executive shall also be eligible to receive an annual bonus pursuant to the Company’s Bonus Plan (the “Bonus Plan”), payable in accordance with the terms thereof, based upon annual performance criteria and goals established by the Compensation Committee of the Board (the “Compensation Committee”). The amount of such bonus, if any, will be determined by the Compensation Committee or the Board on an annual basis, provided that the targeted bonus amount for Executive upon achievement of the goals established for Executive under the Bonus Plan shall be fifty five percent (55%) of the Executive’s then current Annual Salary (i.e., initially a targeted bonus amount of $250,000). The Guaranteed Bonus shall be credited against the aggregate of any bonus amount payable during the first year of the Initial Term.

7.    Stock Option

On March 31, 2006, the Company shall grant to Executive an option to purchase up to 300,000 shares of the Company’s Common Stock (the “Option”) at an exercise price per share equal to the fair market value of a share of the Company’s Common Stock on March 30, 2006. The Option shall be granted pursuant to the Company’s 2006 Stock Option Plan (the “Option Plan”) and shall be subject to the terms, conditions and provisions thereof and of the certificate or agreement evidencing the Option (the “Option Agreement”). Notwithstanding the foregoing, Executive acknowledges that the Option Plan is subject to approval by the shareholders of the Company, and in the event that such approval is not obtained, the Option shall be rescinded by the Company and the Company shall have no liability or obligation to Executive with respect thereto. In the event shareholder approval of the Option Plan is not obtained, the Executive and the Company will negotiate in good faith to agree upon a comparable alternative variable compensation arrangement.

8.    Benefits; Expenses

Executive shall be entitled to take up to five weeks of paid vacation per year. In addition, during the Term, the Company shall provide Executive with such benefits (at no cost to the Executive), including medical, dental, life and disability insurance, as are provided to senior executives of the Company under the Company’s employee benefit and welfare plans, and Executive shall be eligible to participate in such incentive compensation plans of the Company (including, without limitation, the Bonus Plan, as described in Section 6 hereof, and the Option Plan) as are in effect from time to time and are made available to senior executives of the Company. The Company shall reimburse Executive, in accordance with the policies and practices of the Company in effect from time to time with respect to senior executives of the Company, for all reasonable and necessary traveling expenses and other disbursements incurred by Executive for or on behalf of the Company or its Subsidiaries in connection with the performance of his duties hereunder, upon presentation by Executive to the Company of appropriate documentation therefor.

9.    Termination of Employment

(a) General. Either Party may terminate this Agreement at any time by providing the other Party with at least sixty (60) days’ advance written notice of such termination; provided, however, that in the case of a termination for Cause or for Good Reason, as such terms are defined below, the thirty (30)-day period following any notice given pursuant to paragraph (b)(ii)(C), (b)(ii)(D), or (c)(ii), as the case may be, shall be deemed to be included within said sixty (60)-day period. If the termination is for Cause or for Good Reason, the notice shall set forth the specific grounds for the termination. Except as expressly set forth in this Section 9 and in Section 10 hereof (with respect to the death or disability of Executive), upon a termination of Executive’s employment with the Company, the Company shall have no further obligations to Executive and Executive shall be entitled to no further benefits under this Agreement.

(b) Termination by the Company for Cause. (i) The Company may terminate the employment of Executive for Cause. Upon a termination of employment for Cause, Executive shall be entitled to receive payment from the Company, within twenty (20) business days after the date of termination, of the amount of Executive’s Salary accrued through the date of termination and unpaid as of that date, together with the amount of any earned but unpaid bonus, and any outstanding business expenses incurred by Executive prior to the date of termination but not reimbursed as of such date.

(ii) For purposes of this Section 9, “Cause” shall mean one or more of the following: (A) the conviction of Executive by a court of competent jurisdiction of a felony, based on Executive’s commission of a criminal act; (B) Executive’s commission of fraud; (C) Executive’s willful neglect or refusal to discharge his duties pursuant to this Agreement, assuming such duties are lawful, which continues for a period of thirty (30) days following written notice thereof by the Board to Executive, or (D) a material breach of this Agreement by Executive, which continues for a period of thirty (30) days following notice written thereof by the Board to Executive. No act or failure on Executive’s part shall be considered “willful” unless it is done, or omitted to be done by Executive, in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a specific resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(iii) Notwithstanding the foregoing, the Company may not terminate Executive’s employment for Cause until: (A) Executive has been afforded the opportunity to appear before the Board, with or without legal representation, to address the Board’s stated reason for termination, (B) the affirmative vote of the majority of the Board members (excluding the Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive’s employment for Cause) agreeing that the actions or inactions of the Executive, as specified in the notice of termination occurred, that such actions or inactions constitute Cause, and that the employment of Executive should, accordingly, be terminated for Cause, and (C) the Board provides Executive with a written determination setting forth the specific details that form the basis of such termination.

(c) Termination by the Company Without Cause or by Executive for Good Reason. (i) The Company may terminate the employment of Executive without Cause, and Executive may terminate his employment for Good Reason. Upon a termination of Executive’s employment without Cause or for Good Reason, Executive shall be entitled to receive from the Company, within twenty (20) business days after the date of termination, a lump sum payment consisting of (A) the amount of Executive’s Salary accrued through the date of termination and unpaid, together with the amount of any earned but unpaid bonus, (B) an additional amount equal to 150% of Executive’s Annual Salary as in effect at the date of termination, and (C) the amount of any outstanding business expenses that were incurred by Executive prior to the date of termination but not reimbursed as of such date. In addition, the installment of the Option otherwise vesting as of the end of the fiscal year in which the termination of Executive’s employment occurs shall instead be deemed to have vested pro rata, as and to the extent provided in the Option Agreement. Unless otherwise determined by the Board or set forth in the Option Agreement, all portions of the Option that remain unvested at the date of termination of Executive’s employment shall be forfeited by Executive, except as expressly set forth above.

(ii) For purposes of this Section 9, “Good Reason” shall mean any one or more of the following: (A) any material change in Executive’s position, scope of authority or responsibilities, or a change in Executive’s title, to which Executive has not previously agreed, (B) failure by the Company to fulfill its obligations specified in Paragraphs 5 and 6 of this Agreement, or (C) a material breach of the Agreement by the Company. The Company shall have thirty (30) business days to cure the Good Reason following notice to the Company by Executive of the same.

(d) Termination by Executive other than for Good Reason. The Executive may terminate his employment other than for Good Reason. In such event, Executive shall be entitled to receive payment from the Company, within twenty (20) business days after the date of termination, of the amount of Executive’s Salary accrued through the date of termination and unpaid as of that date, together with the amount of any earned but unpaid bonus, and any outstanding business expenses incurred by Executive prior to the date of termination but not reimbursed as of such date.

10.    Death and Disability

(a) Death of Executive. Notwithstanding anything to the contrary contained in Section 9 hereof, this Agreement shall terminate automatically on the date of Executive’s death. Within twenty (20) business days after such termination, the Company shall pay to Executive’s estate or legal representative the amount of Executive’s Salary accrued through the date of termination and unpaid at that date, together with the amount of any earned but unpaid bonus, and any outstanding business expenses incurred by Executive prior to the date of termination but not reimbursed as of such date.

(b) Disability of Executive. Notwithstanding anything to the contrary contained in Section 9 hereof, the employment of Executive shall terminate upon Executive's Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental disability or infirmity that prevents the material performance by Executive of his duties hereunder lasting for a continuous period of six months or longer. The reasoned and good faith judgment of the Board as to Disability shall be based on such competent medical evidence as shall be presented to it by Executive or by any physician or group of physicians or other competent medical experts employed by Executive or Employer to advise the Board. In case of such termination, Executive shall be entitled to receive, within twenty (20) business days after the date of termination, the amount of Executive’s Salary accrued through the date of termination and unpaid at that date, together with the amount of any earned but unpaid bonus, and any outstanding business expenses incurred by Executive prior to the date of termination but not reimbursed as of such date.

11.    Restrictive Covenant

(a) During the Term, and for a period of one year following the termination thereof for any reason, Executive will not, directly or indirectly, work as an employee, consultant, agent, principal, partner, manager, stockholder, officer, director or in any other capacity, for any person or entity inside or outside the United States of America who or which is directly competitive with the business of the Company. The restriction in the preceding sentence shall not apply to (a) ownership of less than five percent (5%) of the issued and outstanding capital of stock of any corporation that is publicly traded and for which capital stock selling and asking prices are published from time to time in The Wall Street Journal, (b) work that Four Corners and/or CRP or their respective principals (other than Executive) perform in the turnaround business, (c) Executive’s ownership interest in Four Corners or CRP, or (d) Executive’s participation in sales and marketing activities on behalf of both CRP and Four Corners.

(b) During the Term, and for a period of two years following the termination thereof for any reason, Executive will not, directly or indirectly, either for himself, or on behalf of any other business enterprise, directly or indirectly, under any circumstance (i) solicit for employment any person who is employed by the Company or any Subsidiaries during the period of Executive’s service to the Company, (ii) induce any person who is employed by the Company to terminate his or her employment with the Company or any Subsidiaries, or (iii) call on, solicit, or take away any person or entity who or which is a customer of the Company or any Subsidiaries.

(c) It is expressly agreed by Executive that the nature and scope of each of the provisions set forth above in this Section 11 is reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Executive is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be.

(d) This Section 11 and Sections 12 and 13 hereof (and Sections 14 through 22 hereof as they may apply to such Sections) shall survive the expiration or termination of this Agreement for any reason.

12.   Confidentiality

Executive acknowledges that during the Term, he may have access to and be entrusted with confidential information concerning the present and contemplated financial status and activities of the Company, the disclosure of any of which confidential information to competitors of the Company would be highly detrimental to the interests of the Company. The Parties further acknowledge and agree that the right to maintain the confidentiality of such information constitutes a proprietary right that the Company is entitled to protect. Accordingly, Executive covenants and agrees with the Company that he will not, both during the Term and thereafter, disclose any of such confidential information to any person, firm or corporation, nor shall it make use of such information, except as required in the normal course of service hereunder or as required by law or judicial process. For purposes of this Section 12, “confidential information” shall not include any information which is generally available to the public or which hereafter becomes generally available to the public other than as a result of breach of the obligation under this Section 12.

13.   Company Property

(a) Any patents, inventions, discoveries, applications or processes designed, devised, planned, applied, created, discovered or invented by Executive in the course of Executive’s service under this Agreement and which pertain to any aspect of the Company’s or Subsidiaries’ business shall be the sole and absolute property of the Company, and Executive shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

(b) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company’s business which Executive shall prepare or receive from the Company shall remain the Company’s sole and exclusive property. Upon termination of this Agreement, Executive shall promptly return to the Company all property of the Company in its possession. Executive further represents that it will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Executive additionally represents that, upon termination of this Agreement, Executive will not retain in its possession any such software, documents or other materials.

14.   Equitable Relief; Remedies

Executive acknowledges that a breach of any of the terms of Sections 11, 12 and 13 hereof may result in damages to the Company and it Subsidiaries for which there shall be no adequate remedy at law. Accordingly, in the event of any breach of any of the provisions of Sections 11, 12 and 13 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover. The rights and remedies of the Company under this Agreement are cumulative and not alternative.

15.    Severability

Each paragraph of this Agreement shall be and remain separate from and independent of and severable from all and any other paragraphs herein except where otherwise indicated by the context of the Agreement. The decision or declaration that one or more of the paragraphs are null and void shall have no effect on the remaining paragraphs of this Agreement. If any of the covenants set forth in Sections 11, 12, and 13 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Parties.

16.    Successors and Assigns, Assignment and Intended Beneficiaries

Neither this Agreement, nor any of Executive’s or the Company’s respective rights, powers, duties or obligations hereunder, may be assigned or delegated by Executive or the Company. This Agreement shall be binding upon and inure to the benefit of Executive and his successors and the Company and its successors. Successors of the Company shall include, without limitation, parents or Subsidiaries, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets or stock of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed the “Company” for the purpose hereof.

17.   Notices

Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to Executive and the Company at the addresses set forth below (or to such other address as shall be designated hereunder by notice to the other Parties and persons receiving copies, effective upon actual receipt), and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with Federal Express (or other equivalent national overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

If to the Company:

Measurement Specialties, Inc.
100 Lucas Way
Hampton, Virginia 23666
Attn: Chief Financial Officer

with a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
P.O. Box 652
Newark, New Jersey 07101-0652
Attn: Kenneth E. Thompson

If to Executive:

Frank Guidone, at the address listed for the Executive in the Company’s payroll records.

18.   Governing Law/Venue

The interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without giving effect to conflicts of laws principles thereof. Any disputes or controversies arising under this Agreement shall be resolved exclusively by the state or federal courts located in the State of New Jersey and each of the Parties hereto consents to the exclusive jurisdiction of such courts in connection with the subject matter hereof.

19.    Interpretation/Headings

The Parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to each of the Parties hereto, and shall not be construed in favor of or against any Party. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.   Miscellaneous

The provisions of this Agreement shall not be extended, varied, changed, modified or supplemented other than by agreement in writing signed by the Parties hereto. There are no other terms or conditions, representations or understandings except as herein set forth. The failure of either Party to enforce at any time or for any period of time any one or more of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such Party thereafter to enforce each such provision.

21.   Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

23.   Entire Agreement

This Agreement contains the entire understanding between the Parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof, including, but not limited to, the Engagement Agreement and the Noncompetition Agreement.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed as of the date first written above.

MEASUREMENT SPECIALTIES, INC.

By:	/s/ John Hopkins
Name: John Hopkins
Title: Chief Financial Officer

/s/ Frank Guidone
Frank Guidone